EXHIBIT 10.8

RETENTION AGREEMENT

TOTAL PLASTICS, INC.
THIS AGREEMENT (“Agreement”), made and entered into this 15th day of February 2016 (the “Effective Date”), by and between Total Plastics, Inc. (the “Company”), and Thomas L. Garrett (the “Executive”);
WITNESSETH THAT:
WHEREAS, the Company and its parent company, A.M. Castle & Co. (“AMC”) are contemplating a sale of the Company, and the Executive is presently employed as the Vice President and President of the Company and has significant strategic and management responsibilities necessary to the continued successful operation of the Company;
WHEREAS, the Company wishes to assure itself of the continuity of the Executive’s service and has determined that it is appropriate that the Executive receive certain payments in the event of the successor sale of the Company;
WHEREAS, the Company and the Executive accordingly desire to enter into this Agreement on the terms and conditions set forth below;
NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, IT IS HEREBY AGREED, by and between the parties as follows:
1.Agreement Term. The “Term” of this Agreement shall begin on the Effective Date and shall continue through the first anniversary of the Effective Date (the “Expiration Date”); provided, however, that if the Company or AMC executes a binding agreement to enter into a transaction that, when consummated, would be a Sale of the Company (as defined below), the Expiration Date will be extended by sixty (60) calendar days, with respect to the transaction contemplated by that binding agreement only.

2.Certain Definitions. In addition to terms otherwise defined herein, the following capitalized terms used in this Agreement shall have the meanings specified below:

(a)Cause. The term “Cause” shall mean:

(i)
Conviction of, or entry of a plea of guilty or “nolo contendere” to, a felony (as defined by the laws of the United States of America or by the laws of the State or other jurisdiction in which the Executive was so convicted or entered such plea) by the Executive;

(ii)
Engagement by the Executive in egregious misconduct involving serious moral turpitude to the extent that, in the reasonable judgment of the Company, the Executive’s credibility and reputation no longer conform to the standard of the Company’s executives;

(iii)	Willful misconduct by the Executive that, in the reasonable judgment of the Company, results in a demonstrateable and material injury to the Company or its affiliates, monetarily or otherwise;

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(iv)
Willful and continued failure (other than any such failure resulting from the Executive’s incapacity due to mental or physical illness) by the Executive to perform his assigned duties, provided that such assigned duties are consistent with the job duties of the Executive and that the Executive does not cure such failure within 30 calendar days after notice of such failure from the Company; or

(iv)	Material breach of this Agreement by the Executive, provided that the Executive does not cure such breach within 30 calendar days after notice of such breach from the Company.
For purposes of determining whether “Cause” exists, no act, or failure to act, on the Executive’s part will be deemed “willful” unless done, or omitted to be done, in the reasonable judgment of the Company, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company or its affiliates.

(b)	Code. The term “Code” means the Internal Revenue Code of 1986, as amended, and any regulations and other applicable authorities promulgated thereunder.

(c)	Good Reason. The term “Good Reason” shall mean:

(i)
a reduction of 10% or more in the Executive’s base salary (either upon one reduction or during a series of reductions over a period of time), provided, that such reduction neither comprises a part of a general reduction for the Executive’s then-current peers as a group (determined as of the date immediately before the date on which the Executive becomes subject to any such reduction) nor results from a deferral of the Executive’s base salary;

(ii)	a material diminution in the Executive’s authority (including, but not limited to, the budget over which the Executive retains authority), duties, or responsibilities within the Company;

(iii)	a material change in the geographic location at which the Executive must perform services for the Company more than fifty (50) miles; or

(iv)	any other action or inaction that constitutes a material breach by the Company of this Agreement.
For purposes of this Agreement, in order for a termination of employment by the Executive to be considered to be on account of Good Reason, the following conditions must be met by the Executive:

(i)
the Executive provides written notice to the Company of the existence of the condition(s) described in this subparagraph (c) potentially constituting Good Reason within 90 calendar days of the initial existence of such condition(s), and

(ii)	the Company fails to remedy the conditions which the Executive outlines in his written notice within 30 calendar days of such notice, and

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(iii)	the Executive actually terminates employment with the Company within six months of providing the notice described in this subparagraph (c).

(d)
Sale of the Company. The term “Sale of the Company” means the closing of a transaction or series of transactions in which all or substantially of the assets or common stock of the Company are sold, transferred, or otherwise disposed of. Notwithstanding the foregoing, with respect to any severance benefits that are not exempt from Code Section 409A, “Sale of the Company” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company under Code Section 409A(a)(2)(A)(v) and regulations thereunder.

(e)
Termination Date. The term “Termination Date” means the date on which the Executive’s employment with the Company and all affiliates of the Company terminates for any reason, including voluntary resignation. If the Executive becomes employed by (i) an entity into which the Company has merged, or (ii) by the purchaser of substantially all of the stock or assets of the Company, or (iii) by a successor to such entity or purchaser (any of which [i, ii or iii] shall be referred to for the sole purposes of this Agreement as a “Successor”), a Termination Date shall not be treated as having occurred for purposes of this Agreement until such time as the Executive terminates employment with the Successor and its affiliates (including, without limitation, the merged entity or purchaser). Subject to the provisions of subparagraph 2(c) above, if the Executive is transferred to employment with an affiliate of the Company (including a Successor to the Company), such transfer shall not constitute a Termination Date for purposes of this Agreement. Upon any Sale of the Company, the word “affiliate” as used in this paragraph will only be interpreted in relationship to the Successor.

3. 2015 Annual Bonus. In lieu of and not in addition to any bonus or amount payable under the Company’s 2015 Short-Term Incentive Plan, the Company will pay the Executive a lump sum cash amount equal to one hundred thousand dollars ($100,000) on the earlier of April 1, 2016 or the Sale of the Company provided that the Executive has remained continuously employed by the Company or an affiliate of the Company until the earlier of such dates. Notwithstanding the foregoing, the Executive will be entitled to payment under this paragraph if the Executive’s employment with the Company is terminated without Cause or by the Executive for Good Reason, before the earlier of the two dates set forth in the preceding sentence.

4.Retention Bonus. Within thirty (30) calendar days following the Sale of the Company, the Company will pay the Executive a lump sum cash amount equal to seventy-five percent (75%) of his annualized base salary with AMC on the Effective Date or on the date of the Sale of the Company, whichever is greater, provided that the Executive has remained continuously employed by the Company or an affiliate of the Company until the Sale of the Company. Notwithstanding the foregoing, the Executive will be entitled to payment under this paragraph if the Executive’s employment with the Company is terminated without Cause or by the Executive for Good Reason, during the Term hereof and before a Sale of the Company.

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5.Enterprise Value Escalator. In addition to the amount specified in paragraphs 3 and 4, if the gross sale price at closing of the Sale of the Company exceeds the target amount established by the Human Resources Committee of AMC’s board of directors (the “Target Price”), the Company will pay the Executive a lump sum cash amount equal to one dollar and twenty-five cents ($1.25) for every one-hundred dollars ($100.00) in excess of the Target Price, realized on the Sale of the Company, provided that the Executive has remained continuous employed by the Company and the Successor to the Company (or an affiliate of either of them), for at least one-hundred eighty (180) calendar days following the Sale of the Company. Notwithstanding the foregoing, the Executive will be entitled to payment under this paragraph if the Executive’s employment with the Company or the Successor to the Company is terminated without Cause or by the Executive for Good Reason, after the Sale of the Company, but before one-hundred eighty (180) calendar days following the Sale of the Company.

6.Severance Benefits Upon Termination Following a Sale of the Company. This Agreement is not intended to and does not amend or supersede the Severance Agreement between the Executive and AMC dated December 22, 2010, as it may be amended (the “Severance Agreement”), or the Change in Control Agreement between the Executive and the Company dated September 15, 2010, as it may be amended (the “Change in Control Agreement”). Subject to paragraphs 7 and 8 below, if the Executive’s employment is terminated within twenty-four (24) months following the Sale of the Company (A) by the Company or a Successor for a reason other than for Cause or (B) by the Executive for Good Reason, the Executive shall be entitled to a lump sum cash payment (the “Severance Benefit”), which shall be in addition to any salary earned and vacation accrued up to and including the Executive’s Termination Date (as defined below), equal to the following amounts, payable within thirty (30) calendar days following Executive’s Termination Date:

(a)
one and one-half (1.5) times the Executive’s annualized base salary with AMC on the Effective Date or on the date of the Sale of the Company, whichever is greater, reduced by the annual base salary amount paid under paragraph 4(a) of the Severance Agreement or paragraph 4(a) of the Change in Control Agreement, whichever is applicable; and

(b)
the grossed-up cost of eighteen (18) months of COBRA health insurance continuation coverage at the level of coverage the Executive had elected prior to his Termination Date, reduced by the value of the continued health benefit coverage provided under paragraph 4(e) of the Severance Agreement or paragraph 4(f) of the Change in Control Agreement, whichever is applicable.

(c)
The Executive, the Company, and TPI each acknowledge and agree that a sale of substantially all of the assets of the Company by AMC and the transfer of the Executive’s employment to the Successor in connection with that sale, will not be a “Termination Date” that would trigger payments and benefits under the terms of the Severance Agreement or the Change in Control Agreement. Instead, the Successor will assume the Severance Agreement and the Change in Control Agreement.

The Executive shall not be entitled to any benefits under this Agreement if his termination of employment occurs on account of his death, disability, or voluntary resignation (other than for Good Reason).

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7.Code Section 409A Compliance. Notwithstanding any provision of this Agreement to the contrary:

(a)
If and to the extent any payment or benefits under this Agreement are otherwise subject to the requirements of Code Section 409A, the intent of the parties is that such payment and benefits shall comply with Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted, and such payment and benefits shall be paid or provided under such other conditions determined by the Company that cause such payment and benefits, to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the parties hereto of the applicable provision without violating the provisions of Code Section 409A. The Company makes no representation that any or all of the payments or benefits provided under this Agreement will be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to any such payments or benefits. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(b)
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following the Executive’s Termination Date unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “Termination Date,” or like terms shall mean “separation from service.”

(c)
Each payment payable to the Executive under this Agreement on or after the Executive’s Termination Date shall be treated as a separate and distinct “payment” for purposes of Code Section 409A and, further, is intended to be exempt from Code Section 409A, including but not limited to the short-term deferral exemption thereunder. If and to the extent any such payment is determined to be subject to Code Section 409A and is otherwise payable upon the Executive’s termination of employment, in the event the Executive is a “specified employee” (as defined in Code Section 409A), any such payment that would otherwise have been payable in the first six (6) months following the Executive’s Termination Date will not be paid to the Executive until the date that is six (6) months and one (1) day following the Executive’s Termination Date (or, if earlier, the Executive’s date of death). Any such deferred payments will be paid in a lump sum; provided that no such actions shall reduce the amount of any payments otherwise payable to the Executive under this Agreement. Thereafter, the remainder of any such payments shall be payable in accordance with this Agreement.

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(d)
Whenever a payment under this Agreement specifies a period within which such payment may be made, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e)	In no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be offset by any other payment pursuant to this Agreement or otherwise.

(f)
To the extent required under Code Section 409A, (i) any reference herein to the term “Agreement” shall mean this Agreement and any other plan, agreement, method, program, or other arrangement, with which this Agreement is required to be aggregated under Code Section 409A, and (ii) any reference herein to the term “Company” shall mean the Company and all persons with whom the Company would be considered a single employer under Code Section 414(b) or 414(c).

8.Waiver and Release. Except for the payments provided in paragraphs 3, 4, and 5, the Executive shall not be entitled to any payments or benefits under this Agreement unless and until the Executive executes and delivers to the Company, within thirty (30) calendar days following the Executive’s Termination Date (or fifty (50) calendar days in the event that 29 CFR 1625.22 requires the Company to provide the Executive forty-five (45) calendar days to consider the release), a valid release of any and all claims against the Company and its affiliates in a form provided by the Company and the revocation period for such release has expired without revocation.

9.Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. None of the Company or any of its affiliates shall be entitled to set off against the amounts payable to the Executive under this Agreement any amounts owed to the Company or any of its affiliates by the Executive, any amounts earned by the Executive in other employment after the Termination Date, or any amounts which might have been earned by the Executive in other employment had he sought such other employment.

10.Withholding. All payments to the Executive under this Agreement will be subject to all applicable withholding of applicable taxes.

11.Confidential Information. The Company and the Executive covenant and agree that:

(a)
The Company will provide the Executive Confidential Information (as defined below) to permit the Executive to perform the Executive’s duties on behalf of the Company and its affiliates, which will include, among other things, generating additional Confidential Information on behalf of the Company and its affiliates.

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(b)
Except as may be required by the lawful order of a court or agency of competent jurisdiction, except as necessary to carry out his duties to the Company and its affiliates, or except to the extent that the Executive has express authorization from the Company, the Executive agrees to keep secret and confidential, all Confidential Information (as defined below), and not to disclose the same, either directly or indirectly, to any other person, firm, or business entity, or to use it in any way during the Agreement Term and at all times thereafter, provided, however, if the jurisdiction in which the Company seeks to enforce the confidentiality obligation will not enforce a confidentiality obligation of indefinite duration, then the provisions in this Agreement restricting the disclosure and use of Confidential Information shall survive for a period of five (5) years following the Executive’s Termination Date; provided, however, that trade secrets shall remain confidential indefinitely.

(c)
To the extent that any court or agency seeks to have the Executive disclose Confidential Information, he shall promptly inform the Company, and he shall take such reasonable steps to prevent disclosure of Confidential Information until the Company has been informed of such requested disclosure, and the Company has an opportunity to respond to such court or agency. To the extent that the Executive generates or obtains information on behalf of the Company or any of its affiliates that may be subject to attorney-client privilege as to the Company’s attorneys, the Executive shall take reasonable steps to maintain the confidentiality of such information and to preserve such privilege.

(d)
Nothing in the foregoing provisions of this paragraph 11 shall be construed so as to prevent the Executive from using, in connection with his employment for himself or an employer other than the Company or any of the affiliates, knowledge which was acquired by him during the course of his employment with the Company and its affiliates, and which is generally known to persons of his experience in other companies in the same industry.

(e)
For purposes of this Agreement, the term “Confidential Information” shall include all non-public information (including, without limitation, information regarding litigation and pending litigation, trade secrets, proprietary information, or confidential or proprietary methods) concerning the Company and its affiliates (and their customers) which was generated or acquired by or disclosed to the Executive during the course of his employment with the Company, or during the course of his consultation with the Company following the Termination Date. The term “Confidential Information” does not include information that (i) is or becomes generally available to the public through no violation of this Agreement or (ii) is or becomes available to others on a non-confidential basis from a source other than the Executive.

(f)
This paragraph 11 shall not be construed to restrict unreasonably the Executive’s ability to disclose Confidential Information in a court proceeding in connection with the assertion of, or defense against any claim of breach of this Agreement, or to his professional advisers who are under a duty of confidentiality. If there is a dispute between the Company and the Executive as to whether information may be disclosed in accordance with this subparagraph (f), the matter shall be submitted to the court for decision.

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12.Non-Competition and Non-Solicitation. During the Term of the Agreement and for a period of 12 months after the Executive’s Termination Date, the Executive covenants and agrees that he shall not, without the express written consent of the Chief Executive Officer of the Company:

(a)
be employed by, serve as a consultant to, or otherwise assist or directly or indirectly provide services to a Competitor (defined below) if: (i) the employment, consulting, assistance or services that the Executive is to provide to the Competitor are the same as, or substantially similar to, any of the services that the Executive provided to the Company or its affiliates and are or will be within the Restricted Territory (as defined below); or (ii) the Confidential Information to which the Executive had access could reasonably be expected to benefit the Competitor if the Competitor were to obtain access to such Confidential Information. For purposes of this subparagraph (a), services provided by others shall be deemed to have been provided by the Executive if the Executive had material supervisory responsibilities with respect to the provision of such services.

(b)
solicit or attempt to solicit any party who is then, or during the 12-month period prior to the Executive’s Termination Date was, a customer or supplier of the Company for or with whom the Executive (or the Executive’s subordinates) had Confidential Information or contact on behalf of the Company, provided that the restriction in this subparagraph (b) shall not apply to any activity on behalf of a business that is not a Competitor.

(c)
solicit, entice, persuade or induce any individual who is employed by the Company or its affiliates (or was so employed within 90 calendar days prior to the Executive’s action and not involuntarily terminated for any reason other than Cause) to terminate or refrain from renewing or extending such employment or to become employed by or enter into contractual relations with any other individual or entity other than the Company or its affiliates, and the Executive shall not approach any such employee, either in person or through electronic or social media, for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

(d)
directly or indirectly own an equity interest in any Competitor (other than ownership of 5% or less of the outstanding stock of any corporation listed on the New York Stock Exchange or the American Stock Exchange or included in the NASDAQ System, so long as such ownership is passive in nature).

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The term “Competitor” means any enterprise (including a person, firm or business, whether or not incorporated) during any period in which it is materially competitive in any way with any business in which the Company or any of its affiliates was engaged during the 12-month period prior to the Executive’s Termination Date. Upon the written request of the Executive, the Company’s Chief Executive Officer will determine whether a business or other entity constitutes a “Competitor” for purposes of this paragraph 12 and may require the Executive to provide such information as the Chief Executive Officer determines to be necessary to make such determination. The current and continuing effectiveness of such determination may be conditioned on the continuing accuracy of such information, and on such other factors as the Chief Executive Officer may determine. The term “Restricted Territory” means the continental United States. The Restricted Territory also shall include any country in which the Company or an affiliate of the Company has operations during the 12-month period prior to the Termination Date, or with respect to any country in which the Company or an affiliate of the Company has devoted resources to establishing operations during the 12-month period prior to the Termination Date.
13.Non-Disparagement. The Executive covenants and agrees that, while he is employed by the Company, and after his Termination Date, he shall not make any false, defamatory or disparaging statements about the Company, its affiliates, or the officers or directors of the Company or its affiliates that are reasonably likely to cause material damage to the Company, its affiliates, or the officers or directors of the Company or its affiliates. While the Executive is employed by the Company, and after the Termination Date, the Company agrees, on behalf of itself and its affiliates, that neither the officers nor the directors of the Company or its affiliates in their external communications shall make any false, defamatory or disparaging statements about the Executive that are reasonably likely to cause material damage to the Executive. Nothing in this paragraph 12 shall preclude the Executive or the Company from making truthful statements that are required by applicable law, regulation or legal process.

14.Reasonable Scope and Duration. The Executive acknowledges that the restrictions in paragraphs 11, 12, and 13 are reasonable in scope, are necessary to protect the trade secrets and other confidential and proprietary information of the Company and its affiliates, that the benefits provided under this Agreement are full and fair compensation for these covenants and that these covenants do not impair the Executive’s ability to be employed in other areas of his expertise and experience. Specifically, the Executive acknowledges the reasonableness of the international scope of these covenants by reason of the international customer base and prospective customer base and activities of the Company and its affiliates, the widespread domestic and international scope of the Executive’s contacts created during his employment with the Company, the domestic and international scope of the Executive’s responsibilities while employed by the Company and his access to marketing strategies of the Company and its affiliates. Notwithstanding the foregoing, if any court determines that the terms of any of the restrictions herein are unreasonable or unenforceable, such court may interpret, alter, amend or modify any or all of such terms to include as much of the scope, time period and intent as will render such restrictions enforceable, and then in such reduced form, enforce such terms. In the event of the Executive’s breach of any such covenant, the term of the covenant shall be extended for a period equal to the period that the breach continues.

15.Equitable Relief. The Executive agrees that any violation by the Executive of any covenant in paragraph 11, 12, or 13 may cause such damage to the Company as will be serious and irreparable and the exact amount of which will be difficult to ascertain, and for that reason, the Executive agrees that the Company shall be entitled, as a matter of right, to a temporary, preliminary and/or permanent injunction and/or other injunctive relief, ex parte or otherwise, from any court of competent jurisdiction, restraining any further violations by the Executive. Such injunctive relief shall be in addition to, and in no way in limitation of, any and all other remedies the Company shall have in law and equity for the enforcement of such covenants.

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16.Nonalienation. The interests of the Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Executive or the Executive’s beneficiary.

17.Amendment. This Agreement may be amended or canceled only by mutual agreement of the parties in writing without the consent of any other person. So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

18.Applicable Law. The provisions of this Agreement shall be construed in accordance with and governed by applicable federal laws and, to the extent not pre-empted thereby or inconsistent therewith, the laws of the State of Illinois, without regard to the conflict of law provisions of any jurisdiction.

19.Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

20.Obligation of Company. Except as otherwise specifically provided in this Agreement, nothing in this Agreement shall be construed to affect the Company’s right to modify the Executive’s position or duties, compensation, or other terms of employment, or to terminate the Executive’s employment. Nothing in this Agreement shall be construed to provide to the Executive any rights upon termination of the Executive’s employment with the Company other than as specifically described in paragraphs 3 through 6. If the Executive’s employment is terminated before a Sale of the Company for any reason, the Executive’s benefits shall be determined in accordance with the Severance Agreement, Change in Control Agreement, and any applicable retirement, insurance and other programs of the Company or AMC as may then be in effect.

21.Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

22.Successors, Assumption of Contract. This Agreement is personal to the Executive and may not be assigned by the Executive without the written consent of the Company. However, to the extent that rights or benefits under this Agreement otherwise survive the Executive’s death, the Executive’s heirs and estate shall succeed to such rights and benefits pursuant to the Executive’s will or the laws of descent and distribution. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company and the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

23.Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below. Such notices, demands, claims and other communications shall be deemed given:

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(a)	in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

(b)	in the case of certified or registered U.S. mail, five business days after deposit in the U.S. mail; or

(c)	in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;

provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service or two-day delivery service are to be delivered to the addresses set forth below:
to the Company:
Total Plastics, Inc.
1420 Kensington Road
Suite 220
Oak Brook, IL 60523
Attn: Corporate Secretary
or to the Executive at the Executive’s most recent address on file with the Company. Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.
24.Exclusive Jurisdiction and Venue. Any suit, claim or other legal proceeding arising out of or related to this Agreement in any way must be brought in a federal or state court located in Cook County, Illinois, and the Company and the Executive hereby consent to the exclusive jurisdiction of such court for such purpose. The Company and the Executive irrevocably consent and submit itself and himself to the jurisdiction of such court(s) for the purposes of any such suit, claim or other legal proceeding.

25.Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

26.Survival of Agreement. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of the Executive’s employment with the Company.

27.Counterparts. This Agreement may be executed in two or more counterparts, any one of which shall be deemed the original without reference to the others.

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IN WITNESS THEREOF, the Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the Effective Date.

/s/ Thomas L. Garrett
Thomas L. Garrett

/s/ Marec E. Edgar
Total Plastics, Inc.
By: Marec E. Edgar
Its: Secretary

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